UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 27, 2007
Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50743	77-0602661

(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Third Street, Cambridge, MA	02142

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 551-8200
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURE

Item 1.01. Entry into a Material Definitive Agreement.
     On July 27, 2007, Alnylam Pharmaceuticals, Inc. (“Alnylam”) and Medtronic, Inc. (“Medtronic”) entered into an amended and restated collaboration agreement (“Amended and Restated Collaboration Agreement”) to pursue the development of therapeutic products for the treatment of neurodegenerative disorders. The Amended and Restated Collaboration Agreement supersedes the collaboration agreement entered into by the parties on February 8, 2005 (the “Initial Collaboration Agreement”), and continues the existing collaboration between the parties focusing on the delivery of RNAi therapeutics to specific areas of the brain using implantable infusion systems.
     Under the terms of the Amended and Restated Collaboration Agreement, Alnylam and Medtronic will continue their existing development program focused on developing a combination drug-device product for the treatment of Huntington’s disease. In addition, as provided for in the Initial Collaboration Agreement, the companies may jointly agree to collaborate on additional product development programs for the treatment of other neurodegenerative diseases, which can be addressed by the delivery of small interfering RNAs (“siRNAs”) discovered and developed using Alnylam’s RNAi therapeutics platform to the human nervous system through implantable infusion devices developed by Medtronic. Alnylam will be responsible for supplying the siRNA component and Medtronic will be responsible for supplying the device component of any product resulting from the collaboration.
     With respect to the initial product development program focused on Huntington’s disease, the parties will each fund 50% of the development efforts for the United States while Medtronic is responsible for funding development efforts outside the United States. Medtronic will commercialize any resulting products and pay royalties to Alnylam based on net sales of any such products, which royalties in the United States are designed to approximate 50% of the profit associated with the sale of such product and which in Europe are more traditional pharmaceutical royalities, intended to reflect each parties' contribution.
     After the fulfillment of a specified initial commitment obligation, each party has the right to opt out of continued funding of the program and, if Medtronic opts out of the program, Alnylam may elect to commercialize and pay Medtronic royalties on net sales of any products developed in the program. Following the exercise by a party of its right to opt out of the program, the commercializing party will pay royalties at a reduced level based on the last specified program milestone to have been achieved before the other party opted out. Other than pursuant to the initial product development program, and subject to specified exceptions, neither party may research, develop, manufacture or commercialize products that use implanted infusion devices for the direct delivery of siRNAs to the human nervous system to treat Huntington’s disease during the term of such program.
     Unlike the Initial Collaboration Agreement, the Amended and Restated Collaboration Agreement does not provide for Medtronic to make any equity investment in Alnylam.

     The Amended and Restated Collaboration Agreement expires, on a product-by-product and country-by-country basis, upon expiration of the royalty term for the applicable product. The royalty term is the longer of a specified number of years from the first commercial sale of the applicable product and the expiration of the last-to-expire of specified patent rights. Royalties are paid at a lower level during any part of a royalty term in which specified patent coverage does not exist. Either party may terminate the Amended and Restated Collaboration Agreement on 60 days prior written notice if the other party materially breaches the agreement in specified ways and fails to cure the breaches within the 60-day notice period. Either party may also terminate the agreement in the event that specified pre-clinical testing does not yield results meeting specified success criteria.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.
Date: August 2, 2007	By:	/s/ John M. Maraganore, Ph.D.
John M. Maraganore, Ph.D.
President and Chief Executive Officer